UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Southern California Gas Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

555 West 5th Street Los Angeles, California, 90013

DEADLINE APPROACHING

PLEASE VOTE FOR CASH PAYMENT TODAY!

July 27, 2026

Dear Shareholder:

The Special Meeting of Shareholders of Southern California Gas Company (SoCalGas) is fast approaching on Thursday, August 6, 2026. Our recent records show that you have not yet voted your shares. Your vote is very important! Please vote promptly to participate in the meeting’s important agenda and the future of your investment. Telephone and Internet voting are available to register your vote.

The Board of Directors of SoCalGas recommends that shareholders vote “FOR” each proposal on the meeting agenda.

Leading independent proxy advisory firm Glass Lewis recommends that shareholders vote “FOR” both proposals.

The Board of Directors believes it is in the best interests of our company and our shareholders to simplify our capital structure by retiring our two outstanding classes of preferred stock for a cash payment. The trading prices of the preferred stock have materially declined in recent years, and low trading volume, low liquidity and higher brokerage fees reduce shareholders’ ability to liquidate their positions (most of which are relatively small) to pursue more attractive investment opportunities. Receipt of the cash payment, which represents a premium of more than 20% over the recent market prices, estimated fair value and par value of these shares, would allow shareholders to choose other investments that better align with their investment objectives.

Please vote your shares today. Internet and telephone voting are available to promptly register your vote. Please follow the instructions on the proxy card or voting instruction form previously sent to you or visit proxyvote.com in order to vote electronically.

If you need assistance voting your shares, please contact D.F. King & Co., Inc., which is providing assistance in connection with the Special Meeting, toll free at (800) 769-7666.

On behalf of your Board of Directors, thank you for your participation and continued support.

Sincerely,

/s/ Jason W. Egan

Corporate Secretary